Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO 517/372-9200

Neogen reports 21% net income increase

LANSING, Mich., Sept. 19, 2017 — Neogen Corporation (Nasdaq: NEOG) announced today that net income for the first quarter of its 2018 fiscal year, which ended Aug. 31, increased 21% to $11,914,000, or $0.31 per share, from the previous year’s first quarter net income of $9,881,000, or $0.26 a share.

First quarter revenues increased 14% to $95,256,000, compared to the previous year’s first quarter revenues of $83,645,000. The revenues and net income represent first quarter records for the 35-year-old company.

“The first quarter was a solid start for our 2018 fiscal year, and reflects the positive impact of growth in many of our core product lines,” said James Herbert, Neogen’s executive chairman. “In the first quarter, we named an experienced new CEO to help us maintain Neogen’s growth trajectory going forward. We are also pleased with the rate of integration of recent acquisitions as that contributed to financial results.”

The first quarter was the 102nd of the past 107 quarters that Neogen reported revenue increases compared with the previous year — including all consecutive quarters in the last 12 years.

“A key goal of ours during this transition of leadership is to identify and ensure continuity with what Neogen has done very well for many years,” said John Adent, who was named Neogen’s chief executive officer on July 17. “Sales of our core food safety products, including tests for mycotoxins, food allergens and sanitation all increased nicely in the quarter. On the animal safety side, the quarter was led by significant increases in revenues from our animal genomics services, as well as growth in sales of our veterinary instruments and insect control products.”

Neogen’s gross margin was 48.2% of sales in the first quarter of the current fiscal year, compared to the 48.4% recorded in the same period a year ago. Operating income for the quarter was $16,424,000, or 17.2% of sales, compared to $14,742,000, or 17.6%, a year ago.

“We saw a moderation of the negative currency translation effects seen in recent quarters, as the currencies we do business in steadied against the dollar. Overall, currency translations had an immaterial impact on the company’s revenues and earnings for the quarter,” said Steve Quinlan, Neogen’s chief financial officer. “Our net income increase was aided somewhat by new accounting guidance regarding stock option exercises, which resulted in a $396,000 reduction in federal income tax expense for the quarter.”

Revenues for the company’s Food Safety segment increased 19% during the first quarter compared to the prior year’s first three months, aided by the acquisitions of Quat-Chem and Rogama within the past year, which report through Neogen’s operations in Scotland and Brazil, respectively. Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, increased 17% in the quarter compared to the prior year. This growth continues to be aided by increased global regulatory efforts and consumer demand to ensure products represented as being free of food allergens are correctly labeled.

Sales of Neogen’s AccuPoint® Advanced ATP Sanitation Verification System increased 14% in the current quarter when compared to the prior year. In the current quarter, sales of the company’s mycotoxin test kits increased 9%, and included a 23% increase in the sales of test kits to detect aflatoxin. This increase was the result of hot and dry weather in global corn-growing regions, which is conducive to the growth of molds that produce aflatoxin. The increase was also aided by the introduction of Neogen’s new test for aflatoxin that replaces methanol with water in the testing process.

Revenues from Neogen do Brasil increased 39%, in U.S. dollars, in the current quarter, the result of increases in sales of mycotoxin and drug residue test kits. Mexico-based Neogen Latinoamerica’s sales decreased 2%, due to lower sales of cleaners and disinfectants, the result of the termination of a distribution agreement earlier in the calendar year. Neogen Europe revenues rose 1% in the quarter; strong genomics growth of 19% was offset by lower mycotoxin test sales, as last year’s DON outbreak did not repeat in the current year. Sales of Neogen’s England-based Lab M culture media products increased 34% in the first quarter, as the subsidiary continued its integration into Neogen’s global sales and marketing organization. In the first quarter, Neogen recorded sales into 127 countries and territories outside the U.S. — an all-time high.

Neogen’s Animal Safety segment reported a revenue increase for the first quarter of 9%, led by significant growth in its genomics business, an 11% increase in sales of its insect control product line, and an 11% increase in sales of veterinary instruments, primarily in its needle and syringe product lines.

Revenues from Neogen’s worldwide animal genomics business increased 29% in the first quarter of fiscal 2018 compared to the prior year. This growth was primarily the result of increased market share in the global cattle and poultry markets. The company’s Sept. 1, 2017, acquisition of The University of Queensland Animal Genetics Laboratory (AGL), the leading animal genomics laboratory in Australia, will help accelerate the growth of Neogen’s animal genomics business in Australia, New Zealand and throughout Oceania. AGL is Neogen’s fourth animal genomics laboratory — joining locations in the U.S., Scotland, and Brazil.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2017	2016
Revenue
Food Safety	$46,734	$39,156
Animal Safety	48,522	44,489

Total revenue	95,256	83,645
Cost of sales	49,385	43,166

Gross margin	45,871	40,479
Operating expenses
Sales & marketing	17,024	14,797
Administrative	9,325	8,262
Research & development	3,098	2,678

Total operating expenses	29,447	25,737

Operating income	16,424	14,742
Other income	812	492

Income before tax	17,236	15,234
Income tax	5,300	5,300

Net income	$11,936	$9,934
Net (income) attributable to non-controlling interest	$(22)	$(53)

Net income attributable to Neogen Corp	$11,914	$9,881
Net income attributable to Neogen Corp per diluted share	$0.31	$0.26
Other information:
Shares to calculate per share	38,676	38,165
Depreciation & amortization	$3,993	$3,478
Interest income	369	123
Gross margin (% of sales)	48.2%	48.4%
Operating income (% of sales)	17.2%	17.6%
Revenue increase vs. FY 2017	13.9%
Net income vs. FY 2017	20.6%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2017	May 31 2017
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$159,990	$143,635
Accounts receivable	66,341	68,576
Inventory	73,413	73,144
Other current assets	11,190	7,606

Total current assets	310,934	292,961
Property & equipment, net	63,285	61,748
Goodwill & other assets	173,115	173,700

Total assets	$547,334	$528,409

Liabilities & Equity
Current liabilities	$38,322	$36,002
Other long-term liabilities	21,759	20,650
Equity: Shares outstanding 38,233 in Aug. & 38,199 in May	487,253	471,757

Total liabilities & equity	$547,334	$528,409

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